Exhibit 99.14

August 7, 2014

Board of Directors

Pyramid Oil Company

2008 - 21st Street

Bakersfield, California 93301

Members of the Board of Directors:

We hereby consent to the filing in the Registration Statement on Form S-4 of Pyramid Oil Company of our presentation dated December, 2013 as an exhibit thereto. In giving the foregoing consents, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ ROTH Capital Partners, LLC
ROTH Capital Partners, LLC